                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statements on Forms S-8 No. 333-42533 and No. 333-86001 (pertaining to the 1993 Stock Option Plan, the 1995 Stock Option Plan, and the 1998 Stock Option Plan, as amended and restated), and Forms S-3 No. 333-33710, No. 333-51250 and No. 333-53538 of Titan Pharmaceuticals, Inc. of our report dated February 20, 2001, with respect to the consolidated financial statements of Titan Pharmaceuticals, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2000.


                                                           /s/ Ernst & Young LLP
Palo Alto, California
March 30, 2001